Script for Introductory Portion of Hyperdynamics Corporation
2011 Annual Meeting of Stockholders
February 17, 2011

BOB SOLBERG

Good morning everyone.  Welcome to Hyperdynamics’ 2011 Annual Meeting of Stockholders.  My name is Bob Solberg, and I’m Chairman of the Board of Hyperdynamics.

We’re pleased to have such a large group of investors joining us in person this year.  And we also welcome those of you who are joining us via webcast for the first portion of the meeting.

We’re going to conduct the Annual Meeting in two parts this year:  In a moment I’ll turn the program over to Ray Leonard, President and Chief Executive Officer.  Ray and his senior management team will give you an update on the company’s activities and on the Guinea project.   Michael Carson, who is the executive director of American Friends of Guinea, is also with us today and will make a short presentation.

Ray has been holding investor updates about every two months by conference call and webcast, so we’re taking the opportunity with the Annual Meeting to provide some additional detail and graphics materials that we don’t usually have during these calls.

When the presentations conclude, we will take questions both from the audience here in Houston, and we will answer questions that were pre-submitted through the website and take questions from the attendees.  We have scheduled about 30 minutes for the Q&A period.

At the end of the Q&A session, we will conclude the webcast, take a short break, and then I will open the business portion of the meeting.

If you are joining us by webcast, you’ll be able to see the slide presentation that investors are seeing here in Houston by opening the PDF file that is next to the webcast link on our website.  Please take a minute to do that now if you have not already done so.

Please note our forward looking statement advisory, which is slide No. 2 of the slide deck.

To summarize it….Some matters discussed in this meeting may include forward-looking statements that represent the Company's current judgment on the future. They are subject to risks and uncertainties that could cause actual results to differ materially.

To the extent that there are any statements that can be construed as forward-looking, they should be considered in the context of all of our previous releases and federal filings.

Information related in this meeting speaks only as of today, February 17, 2011, so any time-sensitive information may no longer be accurate at the time of any replay.

Now I’ll turn the program over to Ray Leonard.  Ray….

RAY LEONARD

Thank you Bob, and good morning everyone.

We’ve had a very good year, and we’ve cleared a lot of hurdles technically, operationally and in our commercial relationship with the government of Guinea.  I’m extremely proud of and grateful to my management team and staff – many of whom are here today for the meeting – for their part in achieving all that we have since we convened for this meeting last year.

It is extremely gratifying that our efforts and our solid accomplishments in moving the Guinea exploration project forward have been recognized and valued in the market.  This time last year, our stock price was 88 cents.  It closed yesterday at $5.04.

Since its inception, Hyperdynamics has been owned almost exclusively by individual investors.  We are steadily gaining the attention of institutional investors who manage mutual funds and other kinds of investment funds.  Currently approximately 18 percent of our shares outstanding are held by institutions, including the 15 million shares that BlackRock purchased in November of last year.

BlackRock is one of the world's preeminent investment management firms.  We were very pleased that a company with the stature of BlackRock, which is a major investor in the energy industry, sees strong value in Hyperdynamics.

Last Friday we got our first sell side analyst research coverage from the brokerage house of Rodman and Renshaw, with an Outperform recommendation. Yesterday, Howard Weil, which is one of the most prominent regional brokerage firms covering specifically the energy industry, also initiated coverage with an outperform recommendation.

Both of these firms cater almost entirely to mutual funds, pension funds and other types of institutional investors.  Attracting more institutional investors is one of the investor relations objectives that we’ve been working hard to achieve over the last 18 months since I joined the firm, and research coverage from these two firms and others that we have been talking to and sharing our story with should help us further expand institutional ownership in the stock.

As 2011 unfolds, we are several steps closer to our goal of testing the offshore Guinea prospects – as the operator of the project and as the majority interest owner.

First, the political situation in Guinea has stabilized, and our relationship with the new government is strong and positive.  Since the inauguration of President Alpha Conde in December, our Company has had very constructive meetings with three different ministers: the minister of mines, the minister of transportation, and the minister of environment.

You may have read some stories in the African press indicating that our contract with the government in Guinea is going to be reviewed and potentially rewritten, along with the mining companies who have been operating there for some time.

We have received no such indication from the government; to the contrary, all indications we have received in recent weeks from the government is that they are anxious for us to move forward with the project as rapidly as possible, because that would mean new investment and new jobs for Guinea, and if we are successful in finding hydrocarbons, new oil revenue for the government.  We believe that the contract we renegotiated and the related relinquishment of acreage made our Production Sharing Contract comparable to those in other developing countries in Northwest Africa.

On the technical front, the 3D seismic survey that we began shooting in August of last year of two prospective areas is complete, we have all the processed data in-house, we have completed the first pass of evaluation, and we have begun a more detailed study of the data.

The quality of the data we received from the seismic contractor, Petroleum Geo-Services, is excellent, and from it, we have identified multiple new prospects that we hadn’t seen on the earlier and less detailed 2D data.  So, we believe that using PGS and the 3D survey has been  an extremely productive investment for us.

While we were waiting for PGS to finish shooting and processing the new 3D data, we began a more careful evaluation and mapping of the 2D data that we shot in the 4th quarter of 2009 in the deep water portion of the concession.

We recently sent this data to Netherland Sewell, which is one of the leading providers of exploration resource assessments in the world, in order to do the same kind of study they did of the 2D on our shallower water prospects.  We expect to receive their report on our additional acreage in the deep water prospects some time in March.  The deep water prospects we sent for evaluation would be in addition to the estimated resources indicated in the first study.

You’ll remember that Netherland Sewell’s evaluation of our shallow prospects covered in the 3D survey indicated total resource potential of 2.3 billion barrels on an “unrisked” basis, or about 350 million barrels on a “risked” basis.  The “risked” number is the unrisked resources multiplied by the estimated chance of success and indicates the high risk piror to shooting the 3D survey.

We expect to send the 3D data on the shallow prospects to Netherland Sewell in April, and we would expect their updated report before the end of May.

In a moment, I’m going to ask Steve Barrett, our Vice President for Exploration, to give you an update on the exploration potential in both the shallow and the deep water that we’re currently focusing on as we move closer to initial well selection.

On the operations side, we are in the process of tendering for a drilling rig through our project manager, AGR Peak Well Management Limited, which is based in Aberdeen.  As I’ve indicated in the past, our goal is to begin drilling the first of at least two wells near the end of this year, and possibly a third well, depending on what we see when the 3D seismic is fully evaluated.

We plan to hire a moored semi-submersible drilling rig, which is a large floating vessel that is tied to the sea floor using anchors. The rig would be capable of drilling prospects in water depths in the range of our identified prospects.   There are a number of rigs available that would meet our technical specifications, our budget and our drilling timetable.  We currently expect to sign a contract for the rig in April.

In a minute I’ll ask Mike Palmer, our Vice President for Operations, to give you some additional details on the preparations that he and his team in Conakry are making to get us ready to drill a well.

Based upon the the new prospects that we identified in the shallower acreage from the 3D seismic we have decided to wait before entering into any new negotiations with another prospective partner until the prospects are fully mapped and evaluated.

These new prospects could significantly impact the valuation of the Guinea concession.  We will leave it to the independent experts at Netherland Sewell to quantify that.  But we’d like to have the evaluation in a more complete form before we discuss farming down an additional portion of the project because we hope that there will be an opportunity to negotiate better terms at a later date.

In a moment I’m going to ask Jason Davis, our Director of Finance and Treasurer, to give you a detailed update on our financial situation.  But there are a couple of points I’d like to make upfront:

Our cash balance remains at about $35 million, with the conversion of some warrants and options.  We will need additional funding of about $50 million for letters of credit to back the contract we expect to sign for the drilling rig and associated contractor work and supplies in April.

We continue to consider various options for raising additional capital:

We could issue additional equity, either through the private placement of equity with a single investor, as we did with BlackRock late last year…or through an issue placed with multiple investors, as we’ve done previously.

We could also sell an additional interest to another exploration and production company, as we did with Dana Petroleum in late 2009.  Although I think we can strike better terms with a prospective working interest partner once the 3D is more fully evaluated, we will be talking to additional companies and some we’ve talked to in the past are now taking a second look at our data in the meantime.

We are considering other options and combinations of mixtures of these alternatives. Which of these options we choose will of course be driven by what will build the most value for shareholders.

Our priority is to secure the funding we need for the Guinea drilling campaign.  When those funding requirements are satisfied, however, we will also be looking at opportunities to diversify our asset portfolio.

As I’ve mentioned a time or two in the past, strong E&P companies need a balanced portfolio of assets – including both oil and gas production and low risk development assets that can generate the cash flow to enable the company to pursue higher risk exploration opportunities.

We have built the technical, operational and managerial expertise at Hyperdynamics as we geared up for the Guinea project, as we are well equipped to also handle additional opportunities and projects that would build additional value for shareholders.  Andre Orloff, whom we announced yesterday as our new VP for Business Development, will lead our efforts to diversify into other countries and also to negotiate with additional prospective partners for the Guinea project.

Building shareholder value is my No. 1 priority.  My compensation is largely tied to how well Hyperdynamics’ stock performs – and the same is true for the rest of the senior management team.  So please be assured that our interests are in lock step with the interests of our shareholders.

(Pause)

Now, I’d like to turn the presentation over to Steve Barrett, our VP of Exploration.  I would ask that you hold your questions until all of our presentations are complete, then we will take your questions.

(Steve does presentation)

Thanks Steve.  Next, I’ll ask Mike Palmer to give you our detailed operational update.

(Mike does presentation)

Thanks Mike.  Jason Davis will now give you a brief update on our financials.

(Jason does presentation)

Thanks Jason. Now I’ll ask Michael Carson to update you on progress of the American Friend of Guinea.

(Mike does presentation)

Thanks Mike.

As we usually do during our bi-monthly investor conference calls, I will first address questions that have been submitted through the website.  Then I would invite anyone attending the meeting here in Houston who has a question that has not already been answered to [come to one of the two microphones set up on each side of the room?] and we’ll take your questions.  We received a lot of questions covering a lot of topics during the last couple of weeks.

[Answer pre-submitted questions]

Now we’ll take questions from investors attending our meeting in person, starting with the [lady/gentleman] on my [left/right].  So that we can hear from as many people as possible this morning, please limit your question to one question and just one follow-up.

[Live Q&A]

I’ll take one more question, and then we’ll take a short break and reconvene for the business portion of the meeting.

[Take last question from the floor]

This concludes our investor update presentation this morning.  If you have been participating by webcast, thank you for joining us. A replay of the webcast portion will be available on our website late this morning.

[This is the queue to the operator to end the webcast.  She will not be speaking, only controlling the webcast.]

Now, we’ll take a 15-minute break, and then Bob Solberg will open the business portion of the meeting.  Please help yourself to refreshments [in the back.]  I would ask that you be reseated promptly by 11 o’clock, when we will begin the meeting.